PROSPECTUS SUPPLEMENT NO. 25 (To Prospectus dated September 13, 2011)	Filed pursuant to Rule 424(b)(3) Registration No. 333-176618

Bontan Corporation Inc.

61,102,500 Shares of Common Stock
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This prospectus supplement updates and supplements the prospectus dated September 13, 2011, relating to the resale of up to 61,102,500 shares of our common stock by certain selling stockholders.

This prospectus supplement contains updated information regarding the status of the signed Letter of Intent between Bontan Corporation and Portage Pharma Ltd., on Form 6-K, which was filed with the U.S. Securities and Exchange Commission on May 13, 2013.

You should read this prospectus supplement in conjunction with the prospectus dated September 13, 2011, including any supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus and any supplements thereto, except to the extent the information in this prospectus supplement supersedes the information contained in the prospectus and any supplements thereto.

Our common stock is quoted on the Over-the-Counter (OTC) Bulletin Board under the symbol “BNTNF.” The high and low bid prices for our common stock on the OTC Bulletin Board on May 13, 2013 were US$0.29 and US$0.27 per share respectively. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

Investing in our common shares involves a high degree of risk.  See “Risk Factors” beginning on page 11 of the prospectus.

Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

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Prospectus Supplement dated May 14, 2013

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of May, 2013
Commission File Number 0-30314

BONTAN CORPORATION INC
(Translation of registrant’s name into English)

47 Avenue Rd., Suite 200, Toronto, Ontario, Canada M5R 2G3
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.
Form 20-F ___X___ Form 40-F _______

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ______

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ______

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.
Yes _______ No___X____

If “Yes” is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2(b):
82- ______________.

NEWS RELEASE

BONTAN PROVIDES UPDATE ON LETTER OF INTENT WITH PORTAGE PHARMA LTD.

Toronto, Ontario, May 13, 2013 - Bontan Corporation Inc. (‘the Company”) (OTCBB: BNTNF) (“Bontan”) provides the following update:

Pursuant to our press release of March 26, 2013, we are pleased to announce that the bilateral due diligence process has now been completed by Portage Pharma Ltd. (“Portage”) and Bontan, and the closing documents are being reviewed by both lawyers. For the closing, Bontan has commenced the process of continuance of its jurisdiction to British Virgin Islands (“BVI”) from Ontario. This process and timing is governed by regulatory processes in BVI and Ontario.

To facilitate an earlier closing, Bontan has incorporated Portage Acquisition Inc. in the British Virgin Islands, a wholly owned subsidiary which will acquire Portage Pharma Ltd for shares of Bontan. The resulting merged company will become a subsidiary of Bontan.

About Bontan Corporation Inc:

Bontan Corporation Inc. concluded a settlement on its indirect oil and gas interest in Israel and has recently signed a letter of intent with Portage Pharma Ltd to acquire Portage through a share exchange.

Portage currently holds a master licence to the Antennapedia platform for all pathologies (except oncology). The Company, upon closing of the Portage acquisition, will be engaged in researching and developing products through to proof of concept with an early focus on unmet clinical needs and orphan drugs. Following proof of concept, the Company will look to sell or licence the products to Big Pharma.

For further information, contact Kam Shah, Chief Executive Officer of Bontan, at (416) 929-1806.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the U.S. federal and Canadian securities laws. Any such statements reflect Bontan's current views and assumptions about future events and financial performance. Bontan cannot assure that future events or performance will occur. Important risks and factors that could cause actual results or events to differ materially from those indicated in our forward-looking statements.

Bontan assumes no obligation and expressly disclaims any duty to update the information in this News Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: May 13, 2013

BONTAN CORPORATION INC.

/s/ Kam Shah
Kam Shah
Chief Executive Officer